Exhibit 10.2
AMENDMENT NO. 4
TO EMPLOYMENT AGREEMENT BETWEEN
WESTWOOD ONE, INC. AND NORMAN J. PATTIZ
AMENDMENT No. 4 (“Amendment”) made to the Employment Agreement dated as of April 29, 1998, as amended (the “Employment Agreement”), by and between Westwood One, Inc., a Delaware corporation (the “Company”), and Norman J. Pattiz (the “Employee”). Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect.
WHEREAS, the Company and the Employee have previously entered into the Employment Agreement; and
WHEREAS, the Company and the Employee desire to amend the Employment Agreement in a manner intended to address Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, effective December 31, 2008, the Employment Agreement is hereby amended as follows:
1. Section 3.1 of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“Any bonus will be payable in accordance with the Company’s normal payroll practices in the year following the year for which it is earned.”
2. The first two sentences of Section 3.3 of the Employment Agreement are hereby amended as follows:
“Subject to Section 12 hereof, the Company will continue Employee’s compensation (base salary and cash incentive compensation) at the full rate in equal bi-monthly installments for a period of twelve (12) months after Employee is declared permanently and totally disabled (including by reason of Employee’s death) and unable to perform the duties of Chairman of the Board of the Company. Thereafter, subject to Section 12 hereof, the Company will pay to Employee seventy-five percent (75%) of Employee’s annual salary, payable in equal bimonthly installments, for the remainder of the Extended Term.”
3. Section 6.2(a) of the Employment Agreement is hereby amended in its entirety as follows:
“Upon thirty (30) days’ advance written notice, Employee may terminate this Agreement if it is materially breached by the Company and such breach is not cured (to the extent such breach is curable) by the Company within thirty (30) days after its receipt of such written notice.”

4. Section 8.5(b) of the Employment Agreement is hereby amended in its entirety as follows:
“If after the occurrence of any Event of Change, (i) the Company terminates this Agreement and Employee terminates his employment by written notice thirty (30) days thereof (and such termination of this Agreement is not cured by the Company within thirty (30) days after its receipt of such notice), or (ii) the Company terminates the employment of Employee, Employee (or his estate) shall continue to receive, (in addition to the rights described in Section 8.5(a) above and without waiver or prejudice to any other rights or remedies Employee may have by virtue of any improper termination), the salary compensation (base salary and cash incentive compensation) for the remainder of the Extended Term in accordance with Section 3.1.”
5. The following new Section 12 is hereby added to the Employment Agreement:
“12. Code Section 409A.
(a) Although the Company does not guarantee the tax treatment of any particular payment or benefit paid in accordance with the terms and conditions of this Agreement, it is intended that the provisions of this Agreement provide for payments or benefits that either comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed, interpreted and applied in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service, to the extent a payment or benefit is deferred compensation subject to Code Section 409A.” If Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 12(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), and to the extent such payment and benefits exceed the Separation Pay Limit (as defined herein), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” and (ii) the date of Employee’s death. On the first day of the seventh month following the date of Employee’s “separation from service” or, if earlier, on the date of his death, all payments delayed pursuant to this Section 12(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the “Separation Pay Limit” means two times the lesser of: (i) Employee’s annualized compensation based on Employee’s annual rate of pay for Employee’s taxable year preceding the taxable year in which Employee’s termination of employment occurs; and (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the year in which Employee terminates employment.
(c) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made in accordance with the Company’s policy but in no event later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.”
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 30th day of December 2008.

EXECUTIVE

/s/ Norman J. Pattiz

Norman J. Pattiz

WESTWOOD ONE, INC.

By:	/s/ David Hillman

Name: David Hillman
Title: CAO and GC